UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                   )

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UNITED STATES LIME & MINERALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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United States Lime & Minerals, Inc. 5429 LBJ Freeway, Suite 230 Dallas, Texas 75240

March 27, 2020

Dear Shareholders:

You are cordially invited to attend the 2020 Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Friday, May 1, 2020, at the Residence Inn Dallas by the Galleria, 5460 James Temple Drive, Dallas, Texas.  Please refer to the back of this letter for directions.  The meeting will be preceded by an informal reception starting at 9:30 a.m., at which you will have an opportunity to meet our directors and officers.

While we intend to hold the annual meeting in person, we are sensitive to the public health and travel concerns that our shareholders may have and the recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation.  As a result, we may impose additional procedures or limitations on meeting attendees, or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a solely virtual meeting).  We plan to announce any changes regarding the annual meeting by issuing a press release and filing the press release as definitive additional soliciting material with the SEC at least 10 calendar days before the meeting.

Enclosed with this letter is a Notice of 2020 Annual Meeting, proxy statement, proxy card, and 2019 Annual Report to Shareholders.  Whether or not you plan to attend the meeting, it is important that your shares be represented.  I urge you to complete, sign, date, and mail the enclosed proxy card at your earliest convenience, or use Internet or telephone voting according to the instructions on the proxy card.  In addition, in light of the evolving COVID-19 situation, I strongly recommend that you vote your shares in advance of the annual meeting even if you plan to attend the meeting.  If you attend the meeting in person, you may revoke your proxy by voting at the meeting.  You may also revoke your proxy at any time before it is voted in the meeting by submitting to us a written notice of revocation, or you may submit a signed proxy card with a later date or vote through the Internet or by telephone at a later date.

I look forward to meeting and speaking with you at the annual meeting on May 1, 2020.

Sincerely,

Timothy W. Byrne
President and Chief Executive Officer

Enclosures

UNITED STATES LIME & MINERALS, INC.

DIRECTIONS TO THE 2020 ANNUAL MEETING OF SHAREHOLDERS

FRIDAY, MAY 1, 2020, TO BE HELD AT 10:00 A.M.

Residence Inn Dallas by the Galleria

5460 James Temple Drive

Dallas, Texas

Directions from Dallas-Ft. Worth Airport:

•	Take the North exit from the Airport

•	East on I-635 (Lyndon B. Johnson Freeway)

•	Exit 22 A toward Dallas Parkway/Inwood Road

•	Turn left onto Monfort Drive

•	Turn left onto the Westbound I-635 Service Road

•	Turn right onto Noel Road

•	Turn right onto James Temple Drive, hotel is on the right

Directions from Downtown Dallas:

•	North on I-35E

•	Exit 429 C to Dallas North Tollway, North

•	Exit toward Galleria Road/Alpha Road

•	Turn right onto the Eastbound I-635 Service Road

•	Turn left onto Monfort Drive

•	Turn left onto the Westbound I-635 Service Road

•	Turn right onto Noel Road

•	Turn right onto James Temple Drive, hotel is on the right

UNITED STATES LIME & MINERALS, INC.

5429 LBJ Freeway

Suite 230

Dallas, Texas  75240

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 1, 2020

To the Shareholders of United States Lime & Minerals, Inc.:

Notice is hereby given that the 2020 Annual Meeting of Shareholders of United States Lime & Minerals, Inc., a Texas corporation (the “Company”), will be held on Friday, the 1st day of May 2020, at 10:00 a.m. local time, at the Residence Inn Dallas by the Galleria, 5460 James Temple Drive, Dallas, Texas (the “Annual Meeting”), for the following purposes:

1.	To elect six directors to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified;
2.	To approve, on a non-binding advisory basis, the Company’s executive compensation; and
3.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

While we intend to hold the Annual Meeting in person, we are sensitive to the public health and travel concerns that our shareholders may have and the recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation.  As a result, we may impose additional procedures or limitations on meeting attendees, or may decide to hold the Meeting in a different location or solely by means of remote communication (i.e., a solely virtual meeting).  We plan to announce any changes regarding the Annual Meeting by issuing a press release and filing the press release as definitive additional soliciting material with the SEC at least 10 calendar days before the meeting.

Information regarding the matters to be acted upon in the Annual Meeting is contained in the proxy statement accompanying this Notice.

The Board of Directors fixed the close of business on March 13, 2020 as the record date for the determination of shareholders entitled to notice of and to vote in the Annual Meeting or any adjournment thereof.  Only shareholders of record at the close of business on the record date are entitled to notice of and to vote in the Annual Meeting or any adjournment thereof.  A complete list of such shareholders will be available for inspection during usual business hours for ten days prior to the Annual Meeting at the corporate office of the Company in Dallas, Texas and shall be open to the examination of any shareholder during the whole time of the Meeting.  If the Annual Meeting is to be held by means of remote communication (i.e., virtually), then the list of such shareholders will be available for inspection for ten days prior to the Annual Meeting on a reasonably accessible electronic network and shall be open to the examination of any shareholder during the whole time of the Meeting on a reasonably accessible electronic network.

All shareholders are cordially invited to attend the Annual Meeting.  Whether or not you plan to attend the Annual Meeting, shareholders are urged to complete, sign, and date the accompanying proxy card and to return it promptly in the postage-paid return envelope provided, or use Internet or telephone voting according to the instructions on the proxy card.  In addition, in light of the evolving COVID-19 situation, we strongly recommend that you vote your shares in advance of the Annual Meeting even if you plan to attend the Meeting.  A shareholder who has given a proxy may revoke the proxy by attending the Annual Meeting and voting in person, by sending the Company a written notice of revocation, by submitting a signed proxy card with a later date or by voting through the Internet or by telephone at a later date.

By Order of the Board of Directors,

Timothy W. Byrne
President and Chief Executive Officer

Dallas, Texas
March 27, 2020

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Shareholders To Be Held on May 1, 2020: The Company’s 2020 Proxy Statement and 2019 Annual Report to Shareholders, including the Company’s 2019 Annual Report on Form 10-K, are available at http://investors.uslm.com/annual-report-and-filings.

UNITED STATES LIME & MINERALS, INC.

5429 LBJ Freeway

Suite 230

Dallas, Texas  75240

PROXY STATEMENT

FOR

2020 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 1, 2020

INTRODUCTION

The accompanying proxy card, mailed together with this proxy statement, is solicited by and on behalf of the board of directors of United States Lime & Minerals, Inc., a Texas corporation (the “company,” “we,” “us” or “our”), for use at our 2020 Annual Meeting of Shareholders to be held on May 1, 2020 at the time and place and for the purposes set forth in the accompanying Notice.  The approximate date on which this proxy statement and the proxy card were first given or sent to our shareholders is March 27, 2020.

Shares of our common stock, par value $0.10 per share, represented by valid proxy cards, duly signed, dated, and returned to us, or voted through the Internet or by telephone according to the instructions on the proxy card, and not revoked, will be voted in the annual meeting in accordance with the directions given.  In the absence of directions to the contrary, such shares will be voted:

FOR the election of the six nominees named in the proxy card to our board of directors; and

FOR the approval, on a non-binding advisory basis, of the company’s executive compensation.

If any other matter is properly brought before the annual meeting for action in the meeting, which is not currently anticipated, the persons designated to serve as proxies will vote on such matters in accordance with their best judgment.

Any shareholder may revoke a proxy at any time before it is voted in the annual meeting by attending the meeting and voting in person, by giving written notice of revocation to us addressed to Timothy W. Byrne, President and Chief Executive Officer, United States Lime & Minerals, Inc., 5429 LBJ Freeway, Suite 230, Dallas, Texas 75240, by submitting a signed proxy card with a later date or by voting through the Internet or by telephone at a later date according to the instructions on the proxy card.  However, no such revocation will be effective unless such revocation has been received by us before the proxy is voted in the annual meeting.

While we intend to hold the annual meeting in person, we are sensitive to the public health and travel concerns that our shareholders may have and the recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation.  As a result, we may impose additional procedures or limitations on meeting attendees, or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a solely virtual meeting).  We plan to announce any changes regarding the annual meeting by issuing a press release and filing the press release as definitive additional soliciting material with the Securities and Exchange Commission (“SEC”) at least 10 calendar days before the meeting.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDER

Only holders of record of our common stock at the close of business on March 13, 2020, the record date for the 2020 annual meeting, are entitled to notice of and to vote in the meeting or any adjournment thereof.  The presence of the holders of a majority of our outstanding shares of common stock is necessary to constitute a quorum.  On the record date for the meeting, there were issued and outstanding 5,625,185 shares of our stock.  In the meeting, each shareholder of record on March 13, 2020 will be entitled to one vote for each share registered in such shareholder’s name on the record date.

The following table sets forth, as of March 13, 2020, information with respect to the only shareholder known to us to be the beneficial owner of more than five percent of our issued and outstanding shares:

Name and Address	Number of Shares	Percent
of Beneficial Owner	Beneficially Owned	of Class
Inberdon Enterprises Ltd. 1020-789 West Pender Street Vancouver, British Columbia Canada V6C 1H2(1)	3,478,390	61.84%

(1)

Inberdon Enterprises Ltd. (“Inberdon”) is principally engaged in the holding of securities of aggregate producing companies located in North America.  All of the outstanding shares of Inberdon are held, indirectly through a number of private companies, by Mr. George M. Doumet.

SHAREHOLDINGS OF COMPANY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth the number of shares beneficially owned, as of March 13,  2020, by each of our directors and named executive officers individually and by all directors and executive officers as a group:

	Number of Shares		Percent
Name	Beneficially Owned(1)		of Class
Timothy W. Byrne	90,284	(2) (3)	1.60%
Richard W. Cardin	3,266			(5)
Antoine M. Doumet (4)	29,200	(2)		(5)
Ray M. Harlin	1,600			(5)
Billy R. Hughes	25,088			(5)
Edward A. Odishaw	—		—
Russell W. Riggs	8,913	(3)		(5)
Timothy W. Stone	370	(3)		(5)
Michael L. Wiedemer	465	(3)		(5)
All Directors and Executive Officers as a Group (8 persons)	159,186	(2) (3)	2.83%

(1)	All shares are directly held with sole voting and dispositive power unless otherwise indicated.

(2)

Includes the following shares subject to stock options exercisable within the next 60 days granted under our Amended and Restated 2001 Long-Term Incentive Plan (“2001 Plan”):  Mr. Byrne, 45,000 and Mr. Doumet, 23,200.

(3)	Includes the following shares of restricted stock granted under our 2001 Plan that were not vested as of March 15, 2019: Mr. Byrne, 12,500; Mr. Riggs, 1,053; Mr. Stone, 320; and Mr. Wiedemer, 365.

(4)	Mr. Doumet is the brother of Mr. George M. Doumet, who indirectly owns all of the outstanding shares of Inberdon.

(5)	Less than 1%.

PROPOSAL 1: ELECTION OF DIRECTORS

Six directors, constituting our entire board of directors, are to be elected in the 2020 annual meeting to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified. All of the nominees are currently directors and have been recommended for re-election by the nominating and corporate governance committee of the board and nominated by the board.  If any nominee should become unavailable for election for any presently unforeseen reason, the persons designated to serve as proxies will have full discretion to vote for another person nominated by the board.

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors in the annual meeting. Our Restated Articles of Incorporation prohibit cumulative voting for the election of directors.

Our board of directors and nominating and corporate governance committee unanimously recommend that all shareholders vote FOR the election of all our director nominees.  All duly submitted and unrevoked proxies will be voted FOR all our nominees, except where authorization to so vote is withheld.  Votes withheld and broker non-votes are not counted in the election of directors.

INFORMATION ABOUT OUR NOMINEES FOR DIRECTOR

The six nominees for director are named below.  Each has consented to serve as a director if elected.  Set forth below is pertinent information with respect to each nominee:

Timothy W. Byrne

Mr. Byrne, age 62, rejoined us on December 8, 2000 as our President and Chief Executive Officer, positions he previously held during 1997 and 1998.  Mr. Byrne has served as a director since 1991, and served in various positions, including Senior Vice President and Chief Financial Officer and Vice President of Finance and Administration, from 1990 to 1998. Prior to rejoining us in 2000, Mr. Byrne was president of an Internet services and communications company focused on strategy, marketing and technology. The board selected Mr. Byrne to serve as a director because he is our Chief Executive Officer and has been with the company for more than 25 years in various operational and financial positions.  Mr. Byrne is currently a vice president, and also a past president, of the National Lime Association.  He has extensive knowledge of the lime industry and our operations, markets and finances and is the only officer of the company to sit on the board.

Richard W. Cardin

Mr. Cardin, age 84, has served as a director since 1998. He retired as a partner of Arthur Andersen LLP in 1995, having spent 37 years with that firm.  He was office managing partner with Arthur Andersen LLP in Nashville, Tennessee from 1980 until 1994.  He was a member of the board of directors of Atmos Energy Corporation, a natural gas utility company, through February 2011, and was, until the corporation was sold in November 2006, a member of the board of directors of Intergraph Corporation, a global provider of spatial information management software and services.  The board selected Mr. Cardin, a certified public accountant (inactive) and an audit committee financial expert, to serve as a director because of his accounting, finance and risk management background, his board and audit committee experience at other public companies, as well as his operational and leadership skills gained as an office managing partner of a major accounting firm.

Antoine M. Doumet

Mr. Doumet, age 59, has served as a director since 1993 and as Chairman of the board since 2005, and served as Vice Chairman from 1993 until 2005.  He is a private businessman and investor.  From 1989 to 1995, he served as a director of MELEC, a French electrical engineering and contracting company.  From 1988 to 1992, Mr. Doumet served as vice president and a director of Lebanon Chemicals Company.  Mr. Doumet is the brother of Mr. George M. Doumet, who indirectly owns all of the outstanding shares of Inberdon.  The board selected

Mr. Doumet to serve as a director because of his brother’s majority control of the company and his extensive management, operational and engineering background as a result of his educational training and oversight of a variety of private business units, some with operations similar to ours.

Ray M. Harlin

Mr. Harlin, age 70, has served as a director since 2018.  Since February 2016, he has been a consultant for Santek Development, LLC, an integrated waste management company.  He retired as president and chief financial officer of US Xpress Enterprises, Inc., a national truckload freight carrier, in 2015, where he also held the position of executive vice president and chief financial officer from 1997 until 2011.  He is a member of the board of directors of Smith Transport, Inc., a national truckload freight carrier.  Mr. Harlin was a certified public accountant and held various positions with Arthur Andersen LLP from 1973 to 1997, including managing partner of the firm’s Chattanooga, Tennessee office.  The board selected Mr. Harlin, an audit committee financial expert, to serve as a director because of his transportation, accounting, finance and risk management background, his board and audit committee experience at other companies and his operational and leadership skills gained as president and CFO of a large transportation company and as an office managing partner of a major accounting firm.

Billy R. Hughes

Mr. Hughes, age 81, has served as a director since 2010.  He began his career with us in 1973 as a salesperson for the Arkansas Lime plant and served as our Senior Vice President – Sales & Marketing from 1998 to January 2008 and Senior Vice President – Development from February 2008 until his retirement in February 2009.  He has more than 35 years of experience in the lime and limestone industry serving in various sales and marketing positions for the company and its subsidiaries.  The board selected Mr. Hughes to serve as a director because of his extensive knowledge of our operations, customers and history, particularly the markets for the company’s lime and limestone products.

Edward A. Odishaw

Mr. Odishaw, age 84, has served as a director since 1993 and as Vice Chairman of the board since 2005, and served as Chairman from 1993 until 2005.  Mr. Odishaw is chairman of Austpro Energy Corporation, a public Canadian corporation.  Between 1964 and 1999, he practiced law in Saskatchewan and British Columbia, Canada, with emphasis on commercial law, corporate mergers and acquisitions and finance.  Between 1992 and 1999, Mr. Odishaw was a barrister and solicitor with the law firm of Boughton Peterson Yang Anderson, located in Vancouver, Canada.  From 1972 to 1992, Mr. Odishaw was a barrister and solicitor with the law firm of Swinton & Company, Vancouver, Canada.  Mr. Odishaw holds directorships in numerous companies and associations in Canada.  Mr. Odishaw, as of January 1, 2018, became a non-practicing member of the Law Society of British Columbia and is also a non-practicing member of the Law Society of Saskatchewan.  The board selected Mr. Odishaw to serve as a director because of his many years of legal experience in financial and transactional matters and his management and leadership experience as a director of various companies and associations.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

WHO ARE NOT DIRECTORS

Russell W. Riggs

Mr. Riggs, age 62, joined us in 2006 as our Vice President – Production.  He has more than 35 years of experience in the lime and limestone industry.  During 2005, he acted as a consultant for various engineering companies, and as a project manager for a specialty minerals-based company.  Prior to 2005, Mr. Riggs held various plant and operations management positions with Chemical Lime Company, now known as Lhoist North America.

Timothy W. Stone

Mr. Stone, age 54, joined us in 2018 and was promoted to our Director – Sales and Marketing in June 2019.

Prior to joining us, Mr. Stone spent 18 years at Martin Marietta Inc.in a variety of roles, including district quality control manager and sales manager with markets serving the construction and flue gas desulfurization industries.

Michael L. Wiedemer

Mr. Wiedemer, age 51, joined us in 2017 as our Vice President and Chief Financial Officer.  He has over 20 years of financial and accounting experience.  Mr. Wiedemer is a certified public accountant and served as corporate controller for TearLab Corp., an in vitro diagnostic medical device company, from 2015 to 2017.  From 2009 to 2015, Mr. Wiedemer held various positions, including corporate controller and chief accountant, at Peerless Manufacturing Company (“PMFG”), a provider of separation and filtration equipment primarily serving the oil and gas and power generation industries.  Prior to joining PMFG, Mr. Wiedemer was an audit manager with Grant Thornton LLP.

CORPORATE GOVERNANCE

We have adopted corporate governance practices in accordance with the listing standards of the Nasdaq Global Market and commensurate with our size.

Upon the recommendation of the nominating and corporate governance committee, the board has determined that Messrs. Cardin, Doumet,  Harlin, Hughes and Odishaw are independent within the meaning of Nasdaq rules.  In making the determination that Mr. Doumet is independent, the committee and the board considered the fact that Mr. Doumet is the brother of Mr. George M. Doumet, who indirectly owns all of the outstanding shares of Inberdon.  Mr. Byrne, our president and chief executive officer, is not independent within the meaning of the Nasdaq rules.

Our board of directors meets at least four times each year, and more frequently as required, and is responsible for overseeing the management of the business and affairs of the company, including the development of our major policy and strategy.  The board has a standing nominating and corporate governance committee, audit committee, compensation committee and executive committee.

Our practice is to separate the roles of chairman of our board and our president and chief executive officer.  We believe that this leadership structure has served us well and may be expected to continue.

Our board of directors as a whole has overall responsibility for risk oversight.  The board is involved in major operational and financial decisions, looking to the appropriate board committees for decisions and recommendations in their areas of specific responsibilities.  As discussed below, our audit committee oversees our financial reporting, internal control, accounting, disclosure, related-party transaction and “whistleblower” processes and procedures, while our compensation committee considers the impact of our executive compensation policies and practices on the risk profile of our company in making its compensation decisions.  Our executive committee is chaired by our independent chairman, and three-fourths of the committee consists of independent directors.

We also have a policy with respect to hedging in the company’s shares.  In this regard, we prohibit our directors and officers, and any of such persons’ respective designees, including controlled accounts, from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our shares held directly, or indirectly, by such persons.  This policy does not apply to employees of the company other than officers.

During the year ended December 31, 2019, our board of directors held six meetings, the nominating and corporate governance committee held two meetings, the audit committee held six meetings and the compensation committee held two meetings.  The executive committee did not meet during 2019.  During 2019, each director then in office attended at least 75% of the aggregate of (a) the total number of meetings held by the board and (b) the total number of meetings held by all committees on which he served.  The board has a policy encouraging each director to attend our annual meeting of shareholders, whether the annual meeting is held in-person or solely by means of remote communication, and all of our directors then in office attended the 2019 annual meeting.  The board also has a policy that, in conjunction with each regularly scheduled meeting of the board, the independent directors will meet in executive session.

Governance responsibilities are undertaken by our board of directors as a whole, with certain specific responsibilities delegated to the four committees as described below:

•

Our nominating and corporate governance committee (the “nominating committee”) is currently composed of Messrs. Doumet (chairman), Cardin, Harlin, Hughes and Odishaw, each of whom is an independent director. The primary purposes of the nominating committee are to identify and recommend individuals to serve as members of our board, to recommend to the board the duties, responsibilities and members of each committee, and to assist the board with other matters to ensure effective corporate governance, including making independence and other determinations related to director qualifications. The nominating committee is responsible for administering the board’s procedures for consideration of director nominees recommended by shareholders and the board’s process for shareholder communications with directors. The nominating committee will consider qualified candidates for nomination for election to the board recommended by our directors, officers and shareholders. In considering all such candidates, the nominating committee will take into account the candidate’s experience, qualifications, attributes and skills, in light of the size, structure, composition, diversity and needs of the board, in the following areas: our industries; accounting and finance; business judgment; management; leadership; business strategy; risk management; and corporate governance. Although the nominating committee does not have a formal policy regarding diversity, it does consider diversity of age, gender, nationality, race and ethnicity as part of its criteria in identifying , considering and recommending candidates for service on the board. All candidates should have a reputation for integrity, have experience in positions with a high degree of responsibility, be leaders in the companies, institutions or professions with which they have been affiliated, and be capable of making a sound contribution to the company. Shareholders wishing to recommend a director candidate for consideration by the nominating committee should send all relevant information with respect to the individual to the chairman of the committee in care of our secretary. Shareholders and other interested persons who wish to contact our directors on other matters should contact our secretary. Our secretary, who may be contacted by mail at our corporate address or by e-mail at uslime@uslm.com, forwards communications to the director(s) as addressed in such communication. The nominating committee has adopted a written charter, which is available on our website located at http://investors.uslm.com.  The nominating committee reviews and assesses the adequacy of its charter on an annual basis.

•

Our audit committee is currently composed of Messrs. Cardin (chairman), Harlin, Hughes and Odishaw. Upon recommendation of the nominating committee, our board has determined that each member of the audit committee is independent and meets the other qualification standards set by law, regulation and applicable Nasdaq listing standards.  Based on their past education, employment experience and professional certification in public accounting, the board has determined that Messrs. Cardin and Harlin qualify as audit committee financial experts as defined by the SEC. The audit committee oversees the company’s financial reporting, internal control, accounting and disclosure processes on behalf of our board, is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm (“independent auditors”) and may, in its discretion, engage independent counsel or other advisers as the committee may determine to assist it in the performance of its duties and responsibilities. The audit committee is also responsible for overseeing the administration of our Code of Business Conduct and Ethics, which is available on our website located at http://investors.uslm.com; reviewing and approving all related-party transactions; and administering our procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting control and auditing matters and for the confidential anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, including our “whistleblower” procedures. Under our Code of Business Conduct and Ethics and our audit committee charter, we have written policies and procedures for the review and approval of related-party transactions. Proposed transactions with related persons and other transactions, arrangements or relationships involving a director or executive officer that may involve potential conflicts of interest are to be submitted in advance to the audit committee for its review and approval, with any involved director or executive officer playing no role in the investigation and consideration of the matter.  In considering whether to approve any such related-party transactions, including with Inberdon, the audit committee would consider whether the transaction was in the best interests of the company and all of its shareholders; whether the same or a similar transaction were available to the company from unrelated third parties on equal or better terms; and whether the terms of the related-party transaction were negotiated at arms’-length and were at least as favorable to the company as any other reasonably available transaction with another party. Advice from independent advisers, including formal fairness opinions, would be sought where appropriate. The audit committee has adopted a written charter, which is available on our website located at http://investors.uslm.com. The audit committee reviews and assesses the adequacy of the charter on an annual basis. The Report of the Audit Committee is set forth below.

•

Our compensation committee is currently composed of four independent directors, Messrs. Odishaw (chairman), Cardin, Doumet and Harlin.  The compensation committee is responsible for the evaluation, approval and administration of salary, incentive compensation, bonuses, benefit plans and other forms of compensation for our officers and certain other management employees, including how our compensation policies and practices relate to our risk management processes and procedures and risk-taking incentives consistent with our overall risk profile.  The compensation committee is responsible for administering our 2001 Plan. The compensation committee may, in its discretion, engage any compensation consultants, legal counsel or other advisers as the committee may determine to assist it in the performance of its duties and responsibilities. The compensation committee has adopted a written charter, which is available on our website located at http://investors.uslm.com. The compensation committee reviews and assesses the adequacy of the charter on an annual basis. The Report of the Compensation Committee is set forth below.

•

Our executive committee is currently composed of Messrs. Doumet (chairman), Byrne, Hughes and Odishaw.  Within the policy and strategic direction provided by our board, the executive committee may exercise all of the powers of the board, except those required by law, regulation or Nasdaq listing standards to be exercised by the full board or another committee of the board, and is required to report to the board on all matters considered and actions taken since the last meeting of the full board.

Our directors and management are focused on environmental, social and governance matters (“ESG”).  Our corporate responsibility and sustainability strategy is committed to adopting and implementing sound ESG policies and practices across our business.  Protecting the environment is important to us; our new, fuel-efficient kiln at St. Clair should help us in meeting our goal of being more fuel efficient; and we strive to be in compliance with all applicable environmental laws, rules and regulations, including with respect to land reclamation and remediation.  In addition, we are committed to social responsibility, including the health, safety and welfare of our employees, including the adoption and implementation of appropriate COVID-19 protocols.  We operate on the premise that good corporate governance, strong oversight and rigorous risk management are fundamental to the future success of our business, and we believe that our ESG policies and practices are well aligned with the long-term best interests of our shareholders and the industries and communities that we serve.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of four independent directors as defined under the applicable rules of the Nasdaq Global Market, Section 10A(m)(3) of the Securities Exchange Act of 1934, and the rules and regulations of the Securities and Exchange Commission (the “SEC”). The Committee oversees the company’s financial reporting, internal control, accounting and disclosure processes on behalf of the board of directors. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the company’s independent registered public accounting firm (“independent auditors”). Management has primary responsibility for the company’s financial statements and reporting processes, including the company’s systems of internal control. Grant Thornton LLP, the company’s independent auditors, is responsible for performing independent audits of the company’s financial statements and its internal control over financial reporting, in accordance with standards established by the Public Company Accounting Oversight Board (United States) (the “PCAOB”), and expressing opinions, based on its audits, as to the conformity of such financial statements with accounting principles generally accepted in the United States of America and as to the effectiveness of such internal control over financial reporting.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the company’s audited financial statements and internal control over financial reporting with management and the independent auditors. The Committee has also discussed with the independent auditors the other matters required to be discussed under PCAOB standards. In addition, the Committee has received from the independent auditors the written disclosures and the letter concerning independence required by the PCAOB and discussed with them their independence from the company and its management. The Committee has considered whether the independent auditors’ provision of non-audit services to the company is compatible with the auditors’ independence.

The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluation of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended, and the board of directors approved, the inclusion of the company’s audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors,

Richard W. Cardin, Chairman
Ray M. Harlin
Billy R. Hughes
Edward A. Odishaw

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation committee of our board has the responsibility for administering our executive compensation program.  The committee reviews and, as appropriate, makes recommendations to the full board regarding the base salaries and annual cash bonuses for executive officers, and administers our 2001 Plan, including the grant of stock options and shares of restricted stock and cash awards.  Where appropriate, we may enter into employment agreements with certain executive officers.

Compensation Philosophy and Objectives.  Our principal executive compensation policy, which is endorsed by the committee, is to provide a compensation program for executive officers that will attract, motivate and retain persons of high quality and will support a long-standing internal culture of loyalty and dedication to the interests of the company and our shareholders in order to assist us in creating long-term shareholder value.  In administering the executive compensation program, the committee is mindful of the following principles and guidelines, which are supported by the full board:

•	Base salaries for executive officers should be competitive.

•	A sufficient portion of annual compensation should be at risk in order to align the interests of executive officers with the long-term interests of our shareholders.

•	The variable part of annual compensation should reflect both individual and corporate performance.

•

As a person’s level of responsibility increases, a greater portion of total compensation should be at risk and include more stock-based compensation to provide executive officers long-term incentives and help to align further the interests of such executives and shareholders in the enhancement of shareholder value.

Our executive compensation program currently has three primary components: base salary, annual cash bonuses and stock-based awards granted pursuant to our 2001 Plan.  In addition, an executive officer may receive certain benefits that are specifically provided for in his employment agreement or are generally available to all salaried employees. We do not have any defined benefit pension plans, non-qualified deferred compensation arrangements or supplemental retirement plans for our executive officers.

For each executive officer, the committee determines the appropriate level for each compensation component based in part on its view of competitive market factors, internal equity and consistency and other considerations deemed relevant, such as rewarding extraordinary performance.  The committee has not adopted any formal or informal policies or guidelines for allocating compensation among different forms of cash compensation, between cash and non-cash compensation or between currently paid and long-term compensation.  The committee also considers the potential risk incentive each compensation component may have on an executive officer and believes that the compensation packages for our executive officers achieve the appropriate balance of cash and non-cash, discretionary and performance-based and short-term and long-term incentives and do not encourage undue or inappropriate risk-taking.  Our president and chief executive officer provides the committee with recommendations for executive officers other than himself, which the committee reviews and approves as submitted or with revisions, if any.

The committee has not engaged an outside compensation consultant.  Although the committee does not formally benchmark any component of our executive officer compensation to a particular target percentile of any other company’s compensation, the committee does, as it believes appropriate, consider data that allows a general comparison of the overall compensation for our executive officers with that of other comparable size non-durable manufacturing companies. In addition, in considering our executive compensation for 2019 the committee took into account the favorable outcome of the shareholder advisory vote on executive compensation in connection with the company’s 2019 annual meeting of shareholders, at which 93.4% of the votes cast approved, on an advisory basis, the compensation of our named executive officers, and, therefore, did not feel that any major changes were required to our overall executive compensation program.

On March 26, 2020, we entered into a new employment agreement with Mr. Byrne, effective as of January 1, 2020, for a five-year period.  The new employment agreement provides that Mr. Byrne is subject to certain forfeiture/clawback and share ownership provisions designed to better align Mr. Byrne’s financial interests with those of our long-term shareholders, and to ensure that he is incentivized not to take actions that may benefit the company and its shareholders in the short-term at the expense of long-term corporate value creation and sustainability. In particular, our board and compensation committee were sensitive to how Mr. Byrne’s leadership and actions could further our various objectives, including human capital development and executive succession planning.  The terms of Mr. Byrne’s new employment agreement are discussed in more detail below.

Base Salaries.  The committee determines levels of our executive officers’ base salaries so as to be competitive with amounts paid to executives performing similar functions in comparable size non-durable manufacturing companies.  The amount of each executive officer’s annual increase in base salary, if any, is based on a number of largely subjective factors, including changes in the individual’s duties and responsibilities, the personal performance of such executive officer, the performance of the company, cost-of-living increases, and such other factors as the committee deems appropriate, including the individual’s overall mix between fixed and variable compensation and between cash and stock-based compensation.  In the case of Mr. Byrne, his employment agreement provides for a minimum base salary.

Mr. Byrne’s base salary is reviewed annually for adjustment effective January 1.  The base salaries of our other executive officers are also reviewed annually for adjustment. In determining salary increases in 2019, the primary factors considered were the executive officers’ individual performances, the performance of the company and the cost-of-living.  Salary rate increases for Messrs. Byrne, Riggs, Stone and Wiedemer in 2019 were 2.3%, 3.8%, 3.8%,  and 3.2%, respectively.  The 2020 salary rate increase for Mr. Byrne was 2.2%, effective January 1, 2020, to $460,000, subject to future increases in the discretion of the compensation committee under Mr. Byrne’s new employment agreement. The salary rate increases for the remaining executive officers, other than Mr. Byrne, for 2020 have not yet been determined.

Annual Cash Bonuses.  Each of our executive officers is eligible to receive annual cash bonuses based on discretionary determinations made by the committee.  Except in the case of Mr. Byrne, we have not adopted a formal or informal annual bonus arrangement with pre-set performance goals.  Rather, the committee’s determination to pay a cash bonus, if any, is made in December each year based on the committee’s subjective judgment with respect to the past performance of the individual and the company or on the attainment of non-quantified performance goals during the year.  In either such case, the discretionary bonus may be based on the specific accomplishments of the individual and/or on the overall performance of the company. Discretionary bonuses are normally paid after our earnings for the applicable year are released.  The amounts of the discretionary bonuses for 2019 paid in 2020 were based on each executive officer’s individual performance and accomplishments, including contributions made to our modernization and expansion and development projects, during 2019 and are reflected in the Summary Compensation Table.

In the case of Mr. Byrne, in addition to the possibility of a discretionary cash bonus in the subjective judgment of the committee, Mr. Byrne’s employment agreement provides that he was entitled for 2019 to an objective annual cash bonus opportunity under our 2001 Plan based on our 2019 EBITDA (earnings before interest, taxes, depreciation, and amortization, computed without regard to the effects of any awards granted under our 2001 Plan) of $100,000 if EBITDA was $30,000,000; $175,000 if EBITDA was $32,000,000; $250,000 if EBITDA was $34,000,000; $325,000 if EBITDA was $36,000,000; and the greater of $410,000 or his base salary at the start of the performance year if EBITDA was equal to or greater than $38,000,000.  Any such EBITDA cash bonus for 2019 would be prorated between breakpoints, if required.  In 2019, our EBITDA as calculated under this agreement exceeded $38,000,000.  As a result, we paid Mr. Byrne in 2020 an EBITDA cash bonus for 2019 of $450,000, equal to the amount of his base salary for 2019.  For 2020,  under Mr. Byrne’s new employment agreement, his maximum EBITDA cash bonus is $460,000, equal to the amount of his base salary for 2020, if 2020 EBITDA is equal to or greater than $50,000,000.

Stock-Based Awards.  The committee also administers our 2001 Plan to provide stock-based incentives to our key employees, including our executive officers.  Grants of stock options, shares of restricted stock and other possible stock-based awards are based on each individual’s position within the company, level of responsibility, past performance and expectation of future performance.  In determining the number of stock-based awards to be granted to each executive officer, the committee also considers the number of stock-based awards made in prior years to the executive officer, as well as the company’s performance and the market price of our common stock.

Grants of stock-based awards to Mr. Byrne are made on the last business day of the calendar year as set forth in his employment agreement.  Grants to other executive officers are made on or soon after the date that our earnings for the preceding calendar year are released.  The committee also may make grants to executive officers at other times during the year in connection with new hires or promotions.  The exercise price for stock options is set at the closing per share market price of our common stock on the date of grant.

The stock-based component of our executive compensation program is weighted more heavily toward the granting of shares of time-vested restricted stock than stock options. This is because the committee believes that the amount required to be expensed for stock options by accounting standards is significantly greater than the amount of benefit optionees perceive they receive, as well as the fact that restricted stock is comparatively less dilutive to earnings than stock options.  In the case of restricted stock granted to Mr. Byrne under his prior employment agreement, the vesting of such restricted stock will be subject to the achievement of a performance condition based on the gross profit of our lime and limestone operations, as discussed below.

Under his prior employment agreement, on the last business day of December 2019, Mr. Byrne was entitled to be granted at least (1) 7,500 stock options and (2) 12,500 shares of restricted stock.  Mr. Byrne’s 2019 options vested immediately.  His 2019 shares of restricted stock vest in two semi-annual installments, provided that the gross profit of our lime and limestone operations for the rolling four quarters ending with the quarter preceding the given restricted stock vesting date exceeds $10,000,000.  Under Mr. Byrne’s new employment agreement, he is to be granted each year, beginning in 2020, at least 7,500 stock options, which will vest ratably in three equal installments over 18 months, and at least 12,500 shares of restricted stock, which will vest in one year.  This is the same number of stock options and shares of restricted stock that Mr. Byrne was granted in 2019 under his prior agreement,  but, unlike his prior agreement, the new agreement does not provide for increasing grants each year.

In February 2020 and 2019, the compensation committee granted shares of restricted stock that vest in three annual installments, and no options, to the other executive officers as follows:

	Shares of Restricted Stock
Name	2020	2019
Russell W. Riggs	501	552
Timothy W. Stone	180	210
Michael L. Wiedemer	210	210

In granting these executive officers shares of restricted stock in February 2020, the committee took into account the executive officers’ past and expected performance, the increase in gross profit of our lime and limestone operations during 2019 and the change in the market price of our common stock since February 2019 in deciding on the number of shares of restricted stock to be granted in order to provide the executives with meaningful stock-based compensation and incentive for future performance.

Tax Implications.  Section 162(m) of the Internal Revenue Code (the “Code”) generally limits the corporate income tax deduction for compensation paid to certain named executive officers to $1 million per year, except, to the extent applicable, for certain qualified performance-based compensation.  As a result of the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”), for tax years beginning after December 31, 2017, Section 162(m)’s performance-based exception is limited to written binding contracts in effect before November 2, 2017 and not materially modified after that date.  Through December 31, 2019, we  had not materially modified our 2015 employment agreement with Mr. Byrne.  Therefore, to the extent applicable, options granted under our 2001 Plan constituted performance-based compensation not subject to the Section 162(m) limitation, and grants of time-vested restricted stock were also considered performance-based for Section 162(m) purposes if, as in the case of shares of restricted stock granted to Mr. Byrne on December 31, 2019, their vesting was also subject to a performance condition.  Our 2001 Plan also provides for dollar-denominated cash bonuses, including Mr. Byrne’s annual EBITDA cash bonus opportunities, that, to the extent applicable for performance periods ending prior to December 31, 2019, were qualified as performance-based compensation under Section 162(m), but our discretionary cash bonuses were not.  Any stock options, shares of restricted stock and bonuses, including EBITDA bonuses, paid to Mr. Byrne under his new employment agreement will be subject to the Section 162(m) $1,000,000 cap on deductible executive compensation.

Summary Compensation Table

The following table sets forth the cash and non-cash compensation earned by our president and chief executive officer, our chief financial officer and our other named executive officers for 2019, 2018 and 2017:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Timothy W. Byrne	2019	450,000	300,000	1,128,750	155,850	450,000	—	77,976	2,562,576
President and Chief	2018	440,000	200,000	852,000	130,275	440,000	—	77,497	2,139,772
Executive Officer	2017	430,000	250,000	886,650	138,825	430,000	—	73,398	2,208,873
Russell W. Riggs	2019	218,000	60,000	37,663	—	—	—	10,602	326,265
Vice President –	2018	210,500	65,000	41,538	—	—	—	11,491	328,529
Production	2017	205,000	45,000	38,311	—	—	—	7,341	295,652
Timothy W. Stone (5)	2019	164,500	25,000	14,328	—	—	—	5,687	209,515
Director –
Sales and Marketing
Michael L. Wiedemer (6)	2019	177,625	25,000	14,328	—	—	—	5,344	222,297
Vice President and	2018	172,625	18,000	3,386	—	—	—	3,698	197,709
Chief Financial Officer	2017	49,583	7,000	—	—	—	—	—	56,583

(1)	Reflects discretionary cash bonuses earned in the year shown, and paid the following year.

(2)

Reflects the aggregate grant date fair value with respect to restricted stock and stock options determined in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).  The method and assumptions used to determine the fair value for restricted stock and stock options are set forth in Note 8 to our consolidated financial statements included in our 2019 Annual Report on Form 10-K.

(3)	Reflects Mr. Byrne’s EBITDA cash bonus earned in the year shown, and paid the following year.

(4)

Includes company contributions to our 401(k) plan, the value attributable to personal use of company-provided automobiles and, for Mr. Byrne, dues for a country club membership and a $50,000 payment in lieu of our obligation to fund a life insurance, retirement or savings arrangement.

(5)	Mr. Stone was named Director – Sales and Marketing on May 3, 2019. Prior to May 3, 2019, Mr. Stone was not considered an executive officer of the company.

(6)	Mr. Wiedemer was appointed Vice President and Chief Financial Officer effective September 18, 2017.

Grants of Plan-Based Awards

The following table sets forth information with respect to non-equity incentive plan awards and restricted stock and stock option awards granted to our named executive officers during 2019:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exer- cise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Timothy W. Byrne		100,000	—	450,000	—	—	—	—	—	—	—
	12/31/19	—	—	—	—	—	—	12,500	—	—	1,128,750
	12/31/19	—	—	—	—	—	—	—	7,500	90.30	155,850
Russell W. Riggs	2/4/19	—	—	—	—	—	—	552	—	—	37,663
Timothy W. Stone	2/4/19	—	—	—	—	—	—	210	—	—	14,328
Michael L. Wiedemer	2/4/19	—	—	—	—	—	—	210	—	—	14,328

Option Exercises and Stock Vested

The following table sets forth information with respect to stock option awards exercised by, and stock awards vested for, our named executive officers during 2019:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)
Timothy W. Byrne	—	—	12,000	1,021,800
Russell W. Riggs	—	—	517	35,530
Timothy W. Stone	—	—	—	—
Michael L. Wiedemer	—	—	15	1,029

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options and unvested shares of restricted stock held by our named executive officers as of December 31, 2019:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		Vested ($)	(#)	Vested ($)
Timothy W. Byrne	7,500	—	—	90.30	12/31/29	12,500	(1)	1,128,750	—	—
	7,500	—	—	71.00	12/31/28	—		—	—	—
	7,500	—	—	77.10	12/31/27	—		—	—	—
	7,500	—	—	75.75	12/31/26	—		—	—	—
	7,500	—	—	54.96	12/31/25	—		—	—	—
	7,500	—	—	72.86	12/31/24	—		—	—	—
Russell W. Riggs	—	—	—	—	—	167	(2)	15,080	—	—
	—	—	—	—	—	368	(3)	33,230	—	—
	—	—	—	—	—	552	(4)	49,846	—	—
Timothy W. Stone	—	—	—	—	—	210	(4)	18,963	—	—
Michael L. Wiedemer	—	—	—	—	—	30	(3)	2,709	—	—
	—	—	—	—	—	210	(4)	18,963	—	—

(1)	These shares of restricted stock will vest 50% on June 30, 2020 and 50% on December 31, 2020, subject to a performance condition.

(2)	These shares of restricted stock vested on February 3, 2020.

(3)	These shares of restricted stock vested 50% on February 2, 2020 and will vest 50% on February 2, 2021.

(4)	These shares of restricted stock vested 33 1/3% on February 4, 2020 and will vest 33 1/3% on each of February 4, 2021 and 2022.

Equity Compensation Plan Information

The following table sets forth information with respect to our equity compensation plans as of December 31, 2019:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Grants
Equity compensation plans approved by security holders	68,200	$68.81	149,400
Equity compensation plans not approved by security holders	—	—	—
Total	68,200	$68.81	149,400

Employment Agreements

Mr. Byrne’s prior employment agreement became effective as of January 1, 2015.  That agreement continued in effect until December 31, 2019, when it was replaced by Mr. Byrne’s new employment agreement, which is effective as of January 1, 2020 for a five-year term and will continue for successive one-year periods unless the company or Mr. Byrne gives at least one-year’s prior written notice of intent not to renew.

Mr. Byrne’s prior employment agreement provided for a base salary of at least $410,000, which was to be reviewed by the compensation committee annually and was set at $460,000 for 2020.  It also provided for a discretionary cash bonus to be determined by the compensation committee. In addition to the possibility of a discretionary cash bonus, Mr. Byrne was eligible to receive an annual objective cash bonus based on our EBITDA compared to certain target levels set forth in his employment agreement as discussed above.  The employment agreement also provided for annual grants of options and of shares of restricted stock on the last business day of each year during the term of the employment agreement, as follows for 2019: (1) 7,500 options; and (2) 12,500 shares of restricted stock.  The options were granted at the closing per share market price of our common stock on the date of grant and vested on the date of grant; and the shares of restricted stock will vest in two semi-annual installments, provided that the gross profit of our lime and limestone operations for the rolling four quarters ending with the quarter preceding the given restricted stock vesting date exceeds $10,000,000.  Under Mr. Byrne’s prior employment agreement, he was also entitled to an annual $50,000 payment in lieu of our obligation to fund a life insurance, retirement or savings arrangement, a country club membership, the use of a company-provided automobile, reimbursement of business expenses and participation in our 401(k) plan and other benefit programs on the same basis as our other salaried employees.

Under Mr. Byrne’s prior employment agreement that was effective through December 31, 2019, as set forth in the table below, in the event of a change in control of the company (as defined), Mr. Byrne was entitled to severance payments equal to three times his reported taxable income for the last full year immediately preceding his termination if he voluntarily terminated his employment within nine months following the change in control or we terminated his employment without cause within two years following the change in control. Mr. Byrne was also entitled to severance payments equal to two times such reported taxable income if he was terminated without cause prior to or after two years following a change in control. Unless he provided us with three months’ notice, Mr. Byrne was not entitled to any severance payments upon his voluntary termination (other than within nine months following a change in control); if he did provide us with such notice, he was entitled to severance equal to two months’ base salary.  All post-termination payments to Mr. Byrne were subject to the limitations of Sections 409A and 280G of the Code.  Mr. Byrne was entitled to no additional base salary or severance payment if his employment terminated as a result of cause (as defined), or because of his death or disability.  Mr. Byrne’s employment agreement also contained certain post-termination covenants not to compete, confidentiality agreements and prohibitions against soliciting our customers and raiding our employees.

Mr. Byrne’s new employment agreement, effective January 1, 2020, takes the same approach as his prior employment agreement, with the following principal changes:  Mr. Byrne is entitled to a base salary of at least $460,000.  In addition to the possibility of a discretionary bonus, under the new agreement Mr. Byrne remains entitled each year to an EBITDA bonus opportunity, but the maximum bonus equal to his then-current base salary is not earned until an EBITDA of $50,000,000 is achieved, rather than $38,000,000, with a bonus of $200,000 if EBITDA is $38,000,000;

$250,000 if EBITDA is $41,000,000; $300,000 if EBITDA is $44,000,000; and the greater of $460,000 or his base salary for the performance year if EBITDA is equal to or greater than $50,000,000.  While Mr. Byrne is entitled under the new agreement to be granted each year the same number of stock options and shares of restricted stock as he was granted in 2019, the stock options will now vest ratably in three equal installments over 18 months, rather than vesting immediately upon grant, and the shares of restricted stock will vest in one year, rather than in 6- and 12-month increments based on a gross profit target for our lime and limestone operations.  Under the new employment agreement, starting in 2020 Mr. Byrne will no longer be entitled to his previous annual $50,000 payment intended to fund a life insurance, retirement, or saving s arrangement.

As noted above, Mr. Byrne’s new employment agreement also includes certain clawback/forfeiture and share ownership provisions that were not present in his prior agreement, and to which he was not otherwise subject .  In that regard, under Mr. Byrne’s new employment agreement, the company will clawback from Mr. Byrne any excess EBITDA bonus that he is paid in respect of 2020 and subsequent performance years, net of any taxes withheld or paid in respect of such excess amount (unless the company is expressly required to clawback the gross excess amount by any applicable law, rule or regulation or listing standard), if, and to the extent, that a subsequent restatement of the company’s financial statements for a given performance year, within three years after the performance year in respect of which the EBITDA bonus was paid, reduces the company’s EBITDA for that performance year, regardless of Mr. Byrne’s fault.  In addition, Mr. Byrne will forfeit all unexercised stock options and unvested shares of restricted stock immediately upon his termination of employment for cause, and upon any violations of certain restrictive covenants set forth in his agreement, including any violation that occurs after he ceases employment.  With respect to share ownership, Mr. Byrne’s new employment agreement requires that he at all times hold unhedged shares of the company’s common stock equal in market value to at least two times his then-current base salary, including unvested shares of restricted stock and shares held in the names of his immediate family members and trusts for any of them.  If at any time the market value of his holdings of our shares is not sufficient to meet this requirement, including because his base salary increases or the market price of our shares declines, he must retain sufficient award shares (net of cashless withholding shares and shares surrendered upon option exercise) until the market value of his required holdings is restored.

Potential Payments Upon Termination or Change in Control

Regardless of the manner in which a named executive officer’s employment terminates, including upon death, disability or termination for cause, he is entitled to receive amounts earned during his term of employment.  Such amounts include:

•	salary through the date of termination;

•	stock-based compensation in which he has vested; and

•	unused vacation pay.

In addition, Mr. Byrne may be entitled to a proportional EBITDA cash bonus for the year of termination if termination occurs in the second half of the year.

The following table summarizes the estimated severance payments to be made under each employment agreement, plan or arrangement which provides for payments to a named executive officer at, following or in connection with a termination of employment due to voluntary resignation, involuntary termination without cause, death or disability or change in control as of December 31, 2019, including Mr. Byrne’s prior employment agreement:

Employee	Voluntary Termination Without Change in Control ($)		Involuntary Termination Without Change in Control ($)		Death or Disability ($)	Termination with Change in Control ($)
Timothy W. Byrne
Severance (1)	—	(2)	4,326,886	(3)	—	6,490,329	(4)(5)
Accelerated Vesting of Stock-Based Awards(6)	—		—		1,128,750	1,128,750	(5)
Russell W. Riggs
Severance	—		—		—	—
Accelerated Vesting of Stock-Based Awards(6)	—		—		98,156	98,156
Timothy W. Stone
Severance					—	—
Accelerated Vesting of Stock-Based Awards(6)					18,963	18,963
Michael L. Wiedemer
Severance	—		—		—	—
Accelerated Vesting of Stock-Based Awards(6)	—		—		21,672	21,672

(1)

The estimated severance payments are based on Mr. Byrne’s reportable taxable income for 2019.  Does not include any proportional EBITDA cash bonus to which he may be entitled for the year of termination if termination occurs in the second half of the year.

(2)	Does not include severance payment of two months’ base salary to which Mr. Byrne would be entitled if he gave us three months’ notice.
(3)	This severance payment is payable upon involuntary termination without cause prior to or after two years following a change in control.
(4)	This severance payment is payable upon voluntary termination within nine months following a change in control or involuntary termination without cause within two years following a change in control.
(5)	This payment is subject to being reduced to stay within the limits of Section 280G of the Code.
(6)

The estimated value of accelerated vesting of stock-based awards is based on the unvested shares of restricted stock held by each executive officer as of December 31, 2019 and the closing per share market price of our common stock on December 31, 2019.

PAY RATIO

In accordance with Item 402(u) of Regulation S-K, promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we determined the ratio of the annual total compensation of Mr. Byrne, our CEO, relative to the annual total compensation of our median employee for 2019.  For purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee for 2019, both the CEO’s and the median employee’s annual total compensation were calculated by taking the sum of annual total compensation according to the SEC’s instructions for preparing the Summary Compensation Table and the employer health and life insurance contributions.

For 2019,  because of a change in the status of the original median employee that we identified in 2017,  we selected an employee whose compensation is substantially similar to the median employee identified in 2017.

There was no change in our employee population or employee compensation arrangements that we believe would significantly impact our 2019 pay ratio disclosure.  In determining the median employee, we had collected information regarding annual gross pay for all of our employees, excluding our CEO, who were employed by us as of December 31, 2017. Gross pay generally included an employee’s actual income, including wages, overtime, bonuses, equity compensation and employer health and life insurance contributions. We included all of our full-time, part-time, temporary and seasonal employees.

For 2019, the annual total compensation of our CEO was $2,591,874, and the median employee annual total compensation was $80,440, resulting in a pay ratio of 32:1.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement.

Compensation Committee

Edward A. Odishaw, Chairman
Richard W. Cardin
Antoine M. Doumet
Ray M. Harlin

COMPENSATION OF DIRECTORS

We use a combination of cash and stock-based awards to attract and retain qualified directors to serve on our board of directors.  In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties, as well as the skill level required by us for members of our board.

The following table sets forth the current compensation schedule for our directors who are not also employees:

Annual Retainer	$15,000
Daily Meeting or Per Diem Fee	$1,500
Telephonic Meeting Fee	$500
Additional Annual Retainers:
Audit Committee Chairman	$17,000
Compensation Committee Chairman	$5,000

Our non-employee directors are also granted annually, at their option, either 2,400 stock options or 800 shares of restricted stock under our 2001 Plan upon their election or re-election by the shareholders as a director.  The options are granted at the closing per share market price of our common stock on the date of grant and vest immediately.  The shares of restricted stock vest six months following the date of grant.

The following table summarizes the compensation paid to our non-employee directors during 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard W. Cardin	51,500	64,328	—	—	—	—	115,828
Antoine M. Doumet	34,500	—	46,800	—	—	—	81,300
Ray M. Harlin	34,500	64,328	—	—	—	—	98,828
Billy W. Hughes	34,500	64,328	—	—	—	—	98,828
Edward A. Odishaw	39,500	64,328	—	—	—	—	103,828

(1)

Reflects the aggregate grant date fair value with respect to restricted stock and stock options determined in accordance with US GAAP.  The method and assumptions used to determine fair value for restricted stock and stock options are set forth in Note 8 to our consolidated financial statements.  As of December 31, 2019, non-employee directors had the following number of stock options outstanding: Mr. Doumet, 23,200.

PROPOSAL 2: NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.  The non-binding advisory vote is not intended to address any specific element of executive compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.  At our 2017 annual meeting of shareholders, our shareholders voted, on an advisory basis, to hold the non-binding advisory vote on executive compensation annually.  Based on the recommendation of our board of directors and compensation committee to hold annual advisory votes on executive compensation and the advisory vote of the shareholders, the board decided to include a shareholder advisory vote to approve the Company’s executive compensation annually.

The shareholder vote to approve our executive compensation is advisory, which means that the vote is not binding on the company, our board of directors or the compensation committee.  However, the compensation committee will take into account the results of the vote in considering future executive compensation decisions.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain highly qualified executive officers who are able to achieve our corporate objectives and create long-term shareholder value.  We seek to closely align the interests of our executive officers with the interests of our shareholders. Our executive compensation program is designed to reward our named executive officers for the achievement of short-term and long-term operational and strategic goals and the achievement of increased total shareholder value, while at the same time avoiding the encouragement of undue or inappropriate risk-taking.

Our compensation committee and board of directors believe that the company’s executive compensation program reflects a strong pay-for-performance philosophy and is well aligned with our shareholders’ long-term interests.  For example, 29% of the compensation paid to Mr. Byrne for 2019 was based on performance, as measured using both subjective and objective factors, and 50% was stock-based compensation.  In addition, for Messrs. Riggs, Stone and Wiedemer  30%, 19% and 18% of their 2019 compensation was based on performance, respectively, including 12%, 7% and 6%, respectively, that was stock-based compensation.

Moreover, our compensation committee and board of directors believe that our executive compensation program has been effective at compensating our executive officers and incentivizing them to help us achieve our 2019 financial results in the face of uncertain economic and regulatory conditions and increased competition in the lime and limestone industry.  At the same time, in addition to individual performance, the committee considered the contributions of our executive officers to our modernization and expansion and development projects during 2019.

Accordingly, we will ask our shareholders to vote on the following resolution at the 2020 annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to SEC rules, including in our Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The affirmative vote of a majority of the shares of our common stock entitled to vote and present, either in person or represented by proxy, is required to approve this proposal.  Abstentions have the same effect as a vote against the proposal, but broker non-votes are not counted.

Our board of directors and compensation committee unanimously recommend that all shareholders vote FOR approval of this proposal.  All duly submitted and unrevoked proxies will be voted FOR the proposal, except where there is a vote against or an abstention from the vote.

INDEPENDENT AUDITORS

Fees for professional services provided by our independent auditors, Grant Thornton LLP, for 2019 and 2018, in each of the following categories, were as follows:

	2019	2018
Audit	$388,325	$393,884
Audit-Related	17,950	17,408
Tax Fees	—	16,908
Total	$406,275	$428,200

Audit Fees.  Fees for audit services include fees associated with our annual audits and the reviews of our quarterly reports on Form 10-Q. Audit fees include the audit of our internal control over financial reporting.

Audit-Related Fees.  Audit-related fees were for audits of an employee benefit plan.

Tax Fees.  Grant Thornton provided federal tax compliance services in 2018.

Representatives of Grant Thornton are expected to be present at the 2020 annual meeting and will have an opportunity to make a statement if they so desire and be available to respond to appropriate questions.

The audit committee has adopted a pre-approval policy relating to the providing of services by our independent auditors.  Under the committee’s pre-approval procedures, all services to be provided by the auditors must be approved in advance by the committee.  The committee has delegated to the chairman of the committee the authority to approve such services up to $25,000 each in the case of either a change in the scope or cost of previously approved services, or an additional type of services that was not covered by a prior committee approval.  The committee does not delegate any of its approval authority to management.

SHAREHOLDER PROPOSALS

Shareholder proposals submitted to us under SEC Rule 14a‑8 under the Securities Exchange Act of 1934 for inclusion in our proxy statement for our 2021 annual meeting of shareholders must be received by us at our corporate office, 5429 LBJ Freeway, Suite 230, Dallas, Texas 75240, addressed to Timothy W. Byrne, President and Chief Executive Officer, not later than November 27, 2020.  Such Rule 14a‑8 shareholder proposals must comply with SEC rules.

We must receive notice of other matters, including non-Rule 14a-8 proposals, that shareholders may wish to raise at the 2021 annual meeting of shareholders by February 10, 2021.  If we do not receive timely notice of such other matters, the persons designated as proxies for such meeting will retain general discretionary authority to vote on such matters under SEC rules.  Such notices should also be addressed to Mr. Byrne at our corporate office.

OTHER MATTERS

The board does not intend to present any other matters at our 2020 annual meeting and knows of no other matters that will be presented.  However, if any other matters properly come before the meeting, the persons designated as proxies on the enclosed proxy card intend to vote thereon in accordance with their best judgment.

The costs of solicitation of proxies for our 2020 annual meeting will be borne by us.  Solicitation may be made by mail, personal interview, telephone, e-mail and/or facsimile by our officers and regular employees who will receive no additional compensation.  We may specifically engage a firm to aid in our solicitation of proxies, for which services we would anticipate paying a standard reasonable fee plus out-of-pocket expenses.  We will bear the reasonable expenses incurred by banks, brokerage firms, and other custodians, nominees, and fiduciaries in forwarding proxy materials to our beneficial owners.

UNITED STATES LIME & MINERALS, INC.

Timothy W. Byrne
Dallas, Texas	President and Chief Executive Officer
March 27, 2020

1 U P X

Mark here to vote

FOR all nominees

01 - T. W. Byrne 02 - R. W. Cardin 03 - A. M. Doumet 04 - R.M. Harlin

05 - B.R. Hughes 06 - E. A. Odishaw

Mark here to WITHHOLD

vote from all nominees

For All EXCEPT - To withhold authority to vote for any nominee(s),

write the name(s) of such nominee(s) below.

_____________________________________________________________________

United States Lime and Minerals, Inc.

Using a black ink pen, mark your votes with an X as shown in this example.

Please do not write outside the designated areas.

037VEB

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Matters to be voted upon - The Board of Directors recommends a vote FOR all director nominees and FOR approval of the non-binding advisory vote on executive compensation.

A

1. To elect Directors — Nominees:

For Against Abstain

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

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qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

Annual Meeting Proxy Card

2. To approve a non-binding advisory vote on executive

compensation.

In their discretion, the proxies are authorized to vote upon such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

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Proxy Solicited by Board of Directors for Annual Meeting — May 1, 2020

The undersigned hereby appoints Antoine M. Doumet and Timothy W. Byrne, and either of them, proxies, with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of UNITED STATES LIME & MINERALS, INC. standing in the name of the undersigned on March 13, 2020, at the Annual

Meeting of Shareholders to be held on May 1, 2020, at the Residence Inn Dallas - Galleria, 5400 James Temple Drive, Dallas, Texas 75240, and at any adjournment thereof, and especially to vote on the items of business specified below, as more fully described in the Notice of the Annual Meeting dated March 27, 2020, and the Proxy Statement accompanying the same, the receipt of which is hereby acknowledged.

You are encouraged to record your vote on the following items of business to be brought before the Annual Meeting, but you need not mark any box on this proxy card if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign, date, and return this proxy card. Remember, you can revoke your proxy by voting through the Internet or by telephone at a later date, by attending the Annual Meeting and voting in person, or by submitting to the Company, prior to the Annual

Meeting, a written notice of revocation or a later dated signed proxy card.

While we intend to hold the annual meeting in person, we are sensitive to the public health and travel concerns that our shareholders may have and the recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees, or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a solely virtual meeting). We plan to announce any changes regarding the annual meeting by issuing a press release and filing the press release as definitive additional soliciting material with the SEC at least 10 calendar days before the meeting.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)

Proxy — United States Lime and Minerals, Inc.

qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

C Non-Voting Items

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